press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	July 30, 2010		716-687-4225

MOOG’S THIRD QUARTER EPS INCREASES 73%

Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings of $29.2 million, or $.64 a share, an increase of 73% over last year’s $.37 per share.  Sales in the quarter of $537 million were up 21% from last year’s $445 million.

Aircraft sales in the quarter of $191 million were up 18%, or $30 million, from a year ago.  Of the increase, $25 million came from the recent acquisition of the GE Actuation business in the U.K.  Military aircraft sales at $116 million were up 12%, or $13 million.  Almost all of that increase came from the acquisition.  Sales on the F-35 program were down by $3 million, the net impact of the development program winding down and the ramp-up of production.  Revenues were up on the V-22 tilt rotor, the Blackhawk helicopter, and in the military aftermarket.

Commercial Aircraft sales of $66 million were up $19 million, or 39%.  The acquisition provided most of that increase.  Sales were up at Boeing and Airbus.  Sales on business jets were even with last year.  Commercial aftermarket revenue, at $20 million, was down slightly in the quarter.  Our new navigation aids product line had sales of $9.3 million, down 14% from last year.  The reduction had to do with delays in the award of certain military programs.

Space and Defense sales of $87 million were up 35% in the quarter.  Sales were up on controls for satellites, on launch vehicles and tactical missiles.  Sales in defense controls surged because of a large order for Driver’s Vision Enhancer systems.  Revenue in security and surveillance and naval applications was about the same as last year.

The Industrial segment is recovering from the global industrial recession.  Revenue was up 26% to $129 million.  Sales in the wind energy business of $29 million were up 54% from last year due to the LTi REEnergy acquisition.  Sales in the capital equipment market of $43 million were up 38% on increases in sales of controls for plastics making machinery, metal forming equipment and specialized test equipment.  Sales of motion bases for flight training simulators were at the same level as last year and sales of controls for conventional power generation was the only category that did not see sales growth.

The Components segment had sales in the quarter of $96 million, up 6% from a year ago.  The growth occurred in the aircraft and industrial products.  The Company had very strong sales in the quarter of fiber optic controls used on the Eurofighter aircraft and broad-based strength in components for commercial avionics.  Industrial sales growth came in slip rings for wind turbines and in a general improvement in the automation market.  Component sales in space and defense held even in the quarter.  Sales of marine products were down from the very high levels of last year’s third quarter, but improved from the most recent quarter.

The Company’s Medical Devices segment had much improved sales at $33 million, up 29% from a year ago.  The sales increase was across the board in pumps, administration sets and sensors and handpieces.

The current backlog of $1.148 billion was up 16% from the same quarter a year ago.

The Company confirmed its earnings guidance for the year ending September 2010.  Sales are now forecast at $2.089 billion, with net earnings of $107 million and earnings per share of $2.35.

The Company also provided its initial projection for fiscal 2011.  Sales are forecasted to increase by 7% to $2.235 billion with net earnings of $124 million, and earnings per share of $2.70, a 15% increase.

 “Our recession is over,” said R.T. Brady, Chairman and CEO.  “Sales are strong and continue to grow.  Our major aircraft development programs are moving into production.  Space and Defense and the Components Group are having a very strong year.  Sales are improving in both Industrial and Medical.  We’re optimistic that 2011 will put us back on our growth trajectory.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.  Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference herein that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the results described in the forward-looking statements. These important factors, risks and uncertainties include:

i.	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices;
ii.	our dependence on government contracts that may not be fully funded or may be terminated;
iii.	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;
iv.	delays by our customers in the timing of introducing new products, which may affect our earnings and cash flow;
v.	the possibility that the demand for our products may be reduced if we are unable to adapt to technological change;
vi.	intense competition, which may require us to lower prices or offer more favorable terms of sale;
vii.	our indebtedness, which could limit our operational and financial flexibility;
viii.	the possibility that new product and research and development efforts may not be successful, which could reduce our sales and profits;
ix.
increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates;

x.	a write-off of all or part of our goodwill or intangible assets, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements;
xi.	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;
xii.	the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting;
xiii.	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;
xiv.
our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with acquired businesses for which we are not indemnified;

xv.	our dependence on our management team and key personnel;
xvi.	the possibility of a catastrophic loss of one or more of our manufacturing facilities;
xvii.	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;
xviii.	that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;
xix.	the possibility that government regulation could limit our ability to sell our products outside the United States;
xx.
product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities;

xxi.	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;
xxii.	changes in medical reimbursement rates of insurers to medical service providers, which could affect sales of our medical products;
xxiii.	the possibility that litigation results may be unfavorable to us;

xxiv.
our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology;

xxv.	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations;
xxvi.	the cost of compliance with environmental laws;
xxvii.	the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments;
xxviii.	the inability to modify, to refinance or to utilize amounts presently available to us under our credit facilities given uncertainties in the credit markets;
xxix.	our ability to meet the restrictive covenants under our credit facilities since a breach of any of these covenants could result in a default under our credit agreements; and
xxx.	our customers’ inability to continue operations or to pay us due to adverse economic conditions or their inability to access available credit.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009

Net sales	$536,775	$445,160	$1,542,441	$1,344,583
Cost of sales	380,828	319,410	1,094,191	945,213
Gross profit	155,947	125,750	448,250	399,370

Research and development	25,780	22,805	75,166	72,127
Selling, general and administrative	79,296	70,545	233,521	208,550
Restructuring expense	1,653	9,946	4,792	9,946
Interest	9,387	9,471	29,363	28,494
Equity in earnings of LTi and other	(163)	(3,409)	467	(9,014)
Earnings before income taxes	39,994	16,392	104,941	89,267
Income taxes	10,762	496	29,147	19,409
Net earnings	$29,232	$15,896	$75,794	$69,858

Net earnings per share
Basic	$0.64	$0.37	$1.67	$1.64
Diluted	$0.64	$0.37	$1.66	$1.63

Average common shares outstanding
Basic	45,371,995	42,571,843	45,356,752	42,571,608
Diluted	45,753,917	42,837,237	45,692,348	42,882,372

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009
Net Sales
Aircraft Controls	$191,172	$161,553	$554,985	$486,726
Space and Defense Controls	87,466	64,753	236,041	204,455
Industrial Systems	128,998	102,452	385,791	316,999
Components	95,684	90,413	270,429	256,421
Medical Devices	33,455	25,989	95,195	79,982
Net sales	$536,775	$445,160	$1,542,441	$1,344,583
Operating Profit (Loss) and Margins
Aircraft Controls	$17,262	$12,988	$54,447	$41,007
	9.0%	8.0%	9.8%	8.4%
Space and Defense Controls	8,367	7,110	24,564	30,496
	9.6%	11.0%	10.4%	14.9%
Industrial Systems	12,244	812	31,564	23,171
	9.5%	0.8%	8.2%	7.3%
Components	18,315	14,689	44,833	44,739
	19.1%	16.2%	16.6%	17.4%
Medical Devices	(683)	(4,360)	(532)	(6,661)
	(2.0)%	(16.8)%	(0.6)%	(8.3)%
Total operating profit	55,505	31,239	154,876	132,752
	10.3%	7.0%	10.0%	9.9%

Deductions from Operating Profit
Interest expense	9,387	9,471	29,363	28,494
Equity-based compensation expense	991	1,031	4,669	4,651
Corporate expenses and other	5,133	4,345	15,903	10,340
Earnings before Income Taxes	$39,994	$16,392	$104,941	$89,267

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	July 3,	October 3,
	2010	2009
Cash	$91,116	$81,493
Receivables	575,982	547,571
Inventories	474,714	484,261
Other current assets	98,642	97,073
Total current assets	1,240,454	1,210,398
Property, plant and equipment	474,220	481,726
Goodwill and intangible assets	904,913	918,770
Other non-current assets	20,818	23,423
Total assets	$2,640,405	$2,634,317

Notes payable	$3,333	$16,971
Current installments of long-term debt	1,745	1,541
Contract loss reserves	37,899	50,190
Other current liabilities	411,876	377,559
Total current liabilities	454,853	446,261
Long-term debt	777,198	814,574
Other long-term liabilities	291,000	308,449
Total liabilities	1,523,051	1,569,284
Shareholders' equity	1,117,354	1,065,033
Total liabilities and shareholders' equity	$2,640,405	$2,634,317